Exhibit 99.1

                        Factory Card & Party Outlet Corp.
                  Announces Sales for August and Second Quarter
                   Results to Be Released September 13, 2005


    NAPERVILLE, Ill.--(BUSINESS WIRE)--Sept. 1, 2005--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today net sales for the four-week period ended August 27, 2005 increased 1.9 percent, compared with the four-week period ended August 28, 2004. Comparable store sales for the same period decreased 0.3 percent.
    "Same store sales continue to be a challenge," stated Gary W. Rada, President and Chief Executive Officer. "However, we are encouraged by sustained positive trends in our greeting card category and the opportunity to grow our Halloween business as we approach the Fall selling season," Rada added.


                           Fiscal Period Ended       Percent Change
                          August 27, August 28,    Total    Comparable
(dollars in millions)        2005       2004       Sales       Sales
                          ---------- ----------  ---------- ----------
For the 4 weeks ended         $14.7      $14.5         1.9%    ( 0.3)%
For the 30 weeks ended       $133.4     $133.6       (0.1)%     (2.1)%


    The Company also announced today that it will report financial results for the fiscal second quarter, ended July 30, 2005, on Tuesday, September 13, 2005.
    Factory Card & Party Outlet management will host a conference call at 9:00 a.m. CDT that day to review financial results and other corporate events. The call can be accessed by dialing (888) 281-0917 and referencing conference ID # 8394944, or via the Internet at http://audioevent.mshow.com/249167. Participants are asked to call the assigned number or access the listed URL approximately 10 minutes before the call begins.
    A replay of the call will be available two hours after its conclusion, for the following 30 days, by dialing (800) 642-1687 and referencing conference ID # 8394944, accessing http://audioevent.mshow.com/249167, or by visiting the Company's Corporate Information page at http://www.factorycard.com.

    Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 186 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.



    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com